Exhibit 10.1

GWLA SECUREFOUNDATION BALANCED ETF TRUST

TRUST AGREEMENT

This Trust Agreement is entered into by and between Great-West Life & Annuity Insurance Company (“Settlor” and “Insurer”), and Orchard Trust Company, LLC (“Trustee”).

RECITALS

WHEREAS, the Settlor wishes to make available certain guaranteed living withdrawal benefit coverage for the benefit of persons and/or entities who are eligible members of certain groups and qualify for such coverage; and

WHEREAS, Settlor wishes such persons to have the benefit of (a) certain coverage that may only be made available on a group basis, or (b) obtaining certain coverage on a group basis; and

WHEREAS, Settlor wishes to establish and maintain a trust such that the Trustee will act as group contractholder for such coverage; and

WHEREAS, Orchard Trust Company has agreed to act as trustee for such a trust in accordance with the Agreement.

NOW, THEREFORE, in consideration mutual promises of the parties and the declaration of trust, the parties agree as follows:

ARTICLE ONE - DEFINITIONS

1.1.	“Beneficiary” is any person or entity validly designated under the Contracts to receive benefits thereunder or determined by a court of competent jurisdiction to receive such benefits.

1.2.	“Contracts” are the group contracts for which the Trustee is to act as group contractholder.

1.3.	“Insurer” and “Settlor” is Great-West Life & Annuity Insurance Company or its successor(s).

1.4.	“Participant” is any person or entity who, at the time such person’s or entity’s interest first takes effect, is all or does all of the following: (a) meets the eligibility requirements for a specific group policy or group contract for which the Trustee acts as contractholder; (b) is found acceptable by the Insurer under its underwriting rules, if any, for such contract; and (c) takes all necessary steps to effectuate coverage. Once such interest takes effect, the transferee of any interest, if allowed under the group contract, has the same rights and privileges as the Participant at the time such interest took effect. Participants in the Contracts are not parties to this Agreement.

1.5.	“Trust” is the GWLA SecureFoundation Balanced ETF Trust.

1.6.	“Trust Fund” is all Contracts, money and other property held by the Trustee of the Trust.

1.7.	“Trustee” is Orchard Trust Company or its successor(s).

ARTICLE TWO - TRUST

2.1.	The Settlor hereby creates the GWLA SecureFoundation Balanced ETF Trust. The Trustee may enter into contracts, hold property and in all matters act on behalf of the Trust and its Participants.

2.2.	Orchard Trust Company is hereby appointed as Trustee of this Trust and Orchard Trust Company hereby accepts such appointment.

2.3.	This Trust is established to allow the Trustee to hold Contracts that make available certain guaranteed living withdrawal benefit coverage to eligible persons or entities.

2.4.	The situs of the Trust is the State of Colorado.

2.5.	No Participant, Beneficiary, or assignee or transferee of any rights of any Participant or Beneficiary shall have any rights or claims to benefits under this Trust except as provided under the Contracts held by the Trustee pursuant to this Agreement.

ARTICLE THREE - TRUST FUND

3.1.	The Trust Fund is expected to consist of Contracts. The terms of such Contracts and the rules of eligibility in relation to such Contracts are determined by the Insurer. Amendment or termination of such Contracts or any rights under such Contracts are subject to such Contracts’ terms and all applicable law and regulation.

3.2.	Contracts which allow for termination will end according to their terms. Contracts which do not provide for termination will end when the Insurer has satisfied all obligations incurred under the Contracts. Once terminated, Contracts will no longer be part of the Trust Fund.

ARTICLE FOUR - POWERS AND DUTIES OF THE TRUSTEE

4.1	From time to time the Trustee will apply to the Insurer for certain Contracts. The Trustee will maintain all Contracts issued pursuant to such applications, as well as any amendment to such contracts.

4.2	The Trustee may agree on behalf of the Trust and its Participants to any amendments to the Contracts proposed by the Insurer in order to maintain the status of the Contracts and status of Participants and Beneficiaries in relation to such Contracts under Federal or state law, regulation or judicial interpretation. Should any such amendment be agreed to, the Trustee shall, if required by the Insurer, present the affected Contract(s) to the Insurer for amendment.

4.3	The Trustee shall not assume any responsibility or liability for payment, forwarding, remittance or collection of premiums for the Contract. Premiums shall be collected by the Insurer or its appointed agent(s). Any monies relating to the Contracts that might be forwarded to the Trustee or its agent or representative shall be promptly turned over to the Insurer.

4.4	The Trustee shall not assume any responsibility or liability for solicitation of interests in any Contracts, enrollment of Participants, issuance, administration or termination of any certificates representing participation in Contracts, investment of assets to support such Contracts, or any other operations involved in providing the coverages afforded under the Contracts to Participants. Any correspondence received by the Trustee relating to the operation of the Contracts or the certificates issued in relation to such Contracts shall be forwarded promptly to the Insurer.

4.5	The Insurer shall be solely responsible for handling all claims made in relation to the Contracts. The Trustee shall not assume any responsibility or liability for payment or denial of any claim or benefit. Any correspondence received by the Trustee regarding any claim or request for payment of a benefit, or any correspondence relation thereto, shall be forwarded promptly to the Insurer.

4.6	It is the intent of this Agreement that the Trustee shall have no authority, power, duty or responsibility except as expressly set forth in the Agreement which includes, but is not limited to, no authority to file any reports or returns which may be required as a result of the creation of this Trust.

4.7	Should the Trustee be removed or resign, the Trustee shall promptly transfer the Trust Fund to any successor Trustee upon instruction of the Settlor.

4.8	Settlor agrees to indemnify and hold the Trustee harmless as to any person, firm or corporation by reason of its having accepted the same or in carrying out any of its duties hereunder, and reimburse Trustee for all its expenses including, among other things, counsel fees and court costs incurred by reason of its position hereunder or actions taken pursuant hereto, excepting, however, any expenses, losses, including among other things, counsel fees and court costs to the extent incurred because of Trustee’s willful, wrongful acts, or gross negligence. This indemnity paragraph shall survive the term of this Agreement and survive the removal or resignation of the Trustee.

ARTICLE FIVE - SETTLOR’S RIGHTS AND DUTIES

5.1	The Settlor may remove the Trustee at any time. Such removal will take effect not less than sixty (60) days after the delivery of written notice to the Trustee unless otherwise waived in writing by the Trustee.

5.2	Should the Trustee be removed or resign, the Settlor shall appoint a successor Trustee.

ARTICLE SIX - TRUSTEE’S RIGHTS

6.1	The Trustee shall not be liable for any action or failure to act taken in good faith or upon the instruction of the Settlor. The Trustee shall be entitled to rely upon the information provided to it by the Settlor. No bond or other security for the faithful performance of its duties under this Agreement shall be required of the Trustee.

6.2	The Trustee shall not be liable for any action or failure to act by the Insurer in relation to the Contracts.

6.3	The Trustee shall be paid a one-time, initial $2,500 acceptance fee and a $2,500 Annual Administration fee. The Trustee shall be reimbursed for any proper disbursements or expenses relating to the Trust. No commissions or concessions shall be paid to the Trustee relating to the premiums collected on the contracts or the assets supporting the Insurer’s liabilities under the Contracts.

6.4	The Trustee may resign at any time. Such resignation will take effect no less than sixty (60) days after delivery of written notice to the Settlor or such shorter period as agreed in writing by the Settlor.

ARTICLE SEVEN - MISCELLANEOUS

7.1	Should any provision of this Agreement be held to be invalid or illegal, the remaining portions of the Agreement will continue in effect and full force unless the objectives of the agreement can no longer be accomplished.

7.2	It is the intention of the parties that this Trust continue in effect indefinitely. The Trust and this Agreement will terminate automatically when all Contracts in the Trust Fund terminate.

7.3	The Settlor reserves the right to amend or revoke this Agreement. Any such amendment will be delivered to the Trustee for acknowledgment. The prior written consent of the Trustee, which may not be unreasonably withheld, is required for any amendment or revocation which in the opinion of the Trustee may affect the Trustee’s rights and duties.

7.4	Unless otherwise specified, all notices and other communications required hereunder shall be in writing and shall be hand delivered, sent by express delivery or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

If to the Settlor and Insurer:

Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, Colorado 80111

Attn: Beverly A. Byrne

If to Trustee:

Orchard Trust Company

8515 E. Orchard Road

Greenwood Village, Colorado 80111

Attn: Laura G. Miller , Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective upon execution.

GREAT-WEST LIFE & ANNUITY	ORCHARD TRUST COMPANY, LLC
INSURANCE COMPANY

By:	By:

Robert Shaw	Miles Edwards
Executive Vice President, Ind. Markets	President

Date:	Date: